EXHIBIT 99.1

US Ecology Announces Third Quarter 2018 Results; Increases Guidance for 2018

THIRD QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue $151.4 million, up 13%
  Base Business growth of 9%; Event Business decline of 8%
  Field and Industrial Services revenue growth of 22%
  Operating income growth of 31%
  Net income of $13.4 million
  Diluted earnings per share of $0.61; Adjusted earnings per share of $0.70, up 89%
  Adjusted EBITDA of $35.6 million, up 32%

BUSINESS OUTLOOK:

  Anticipated diluted earnings per share of $2.28 to $2.44 per share, up from $2.15 to $2.34
  Adjusted EBITDA of $125 million to $130 million including acquired operations, up from $122 to $128 million
  Capital expenditures to range from $42 million to $45 million, up from $39 to $42 million

BOISE, Idaho , Nov. 01, 2018 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ: ECOL) (“the Company”) today reported total revenue of $151.4 million and net income of $13.4 million, or $0.61 per diluted share, for the quarter-ended September 30, 2018. Adjusted earnings per share, which excludes impairment charges, discrete income tax adjustments, foreign currency translation gains and losses and business development expenses, was $0.70 per diluted share in the third quarter of 2018, up 89% from the third quarter of 2017.

“Underlying strength in the industrial economy and in many of our customers’ operations drove our solid performance in the third quarter,” commented Chairman and Chief Executive Officer, Jeff Feeler. “Our Base Business was very strong, growing 9% over the third quarter last year. When factoring in the hurricane impact on the Gulf region in the third quarter last year, Base Business still increased approximately 5% year-over-year. Event Business declined 8% in the third quarter of 2018, primarily due to timing of shipments on a large multi-year project. Our Field and Industrial Services segment saw strength across its service lines, posting 22% revenue growth and a more than doubling of segment operating income over the same quarter last year.”

For the third quarter of 2018, Environmental Services (“ES”) segment revenue was $107.2 million, up 10% from $97.7 million in the third quarter of 2017. This increase consisted of 8% growth in treatment and disposal (“T&D”) revenue and 18% growth in transportation revenue compared to the third quarter of 2017. Field and Industrial Services (“FIS”) segment revenue was $44.2 million for the third quarter of 2018, up 22% from $36.4 million in the same period of 2017, reflecting growth in our Remediation, Small Quantity Generation and Total Waste Management business lines. Also contributing to this growth was revenue associated with our recently acquired field and industrial services group based out of Dallas, Texas.

Gross profit for the third quarter of 2018 was $47.3 million, up 25% from $37.7 million in the same quarter last year. ES segment gross profit was $39.9 million in the third quarter of 2018, up from $33.1 million in the same quarter of 2017. T&D gross margin for the ES segment was 43% for the third quarter of 2018, up from 38% for the third quarter of 2017. Gross profit for the FIS segment in the third quarter of 2018 was $7.4 million, up from $4.6 million in the third quarter of 2017.  Gross margin for the FIS segment was 17% in third quarter of 2018, compared to 13% in the third quarter last year. The increase was due to a more favorable service mix, particularly for the recently acquired field and industrial services group based out of Dallas, Texas.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2018 was $23.6 million, compared with $22.4 million in the same quarter last year. The increase in SG&A expense was primarily due to higher labor and incentive compensation and higher professional and consulting services, partially offset by lower property taxes. In the third quarter of 2017, we recorded a charge of approximately $1.1 million related to a property tax assessment for tax years 2015-2017 associated with our 2014 acquisition of EQ Holdings, Inc.  SG&A expense as a percentage of revenue was down slightly in the third quarter of 2018 compared to the same period of 2017.

During the third quarter of 2018, the Company recognized a $3.7 million goodwill and intangible asset impairment charge on its mobile solvent recycling business within our Environmental Services segment as a result of declining business and cash flows.

Operating income for the third quarter of 2018 was $20.0 million, an increase of 31% from $15.3 million in the third quarter of 2017.

Net interest expense for the third quarter of 2018 was $3.0 million, up slightly from $2.8 million in the third quarter of 2017. The increase was the result of higher interest rates on the variable portion of our credit facility in the third quarter of 2018 compared to the third quarter of 2017.

The Company’s consolidated effective income tax rate for the third quarter of 2018 was 20.2%, down from 35.8% for the third quarter of 2017. The decrease was primarily due to tax reform passed in the fourth quarter of 2017, which reduced the U.S. corporate tax rate from 35% to 21%.  Also contributing to the lower effective rate was the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.

Net income for the third quarter of 2018 was $13.4 million, or $0.61 per diluted share, compared to net income of $8.4 million, or $0.38 per diluted share, in the third quarter of 2017. Tax reform favorably impacted net income by approximately $0.12 per diluted share compared to the third quarter of 2017.  Adjusted earnings per share was $0.70 per diluted share in the third quarter of 2018 compared to $0.37 per diluted share in the third quarter of 2017.

Adjusted EBITDA for the third quarter of 2018 was $35.6 million, up 32% from $27.1 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

Year-To-Date Results

Total revenue for the first nine months of 2018 was $408.4 million, up 10% from $370.3 million in the first nine months of 2017. Revenue for the ES segment was $292.6 million for the first nine months of 2018, up from $268.6 million in the same period of 2017. This consisted of a 7% increase in T&D revenue and a 15% increase in transportation revenue compared to the first nine months of 2017. Revenue for the FIS segment was $115.8 million for the first nine months of 2018, up 14% from $101.8 million in the same period of 2017, reflecting continued growth in our Total Waste Management and Small Quantity Generation business lines as well as stronger overall market conditions.

Gross profit for the first nine months of 2018 was $124.4 million, up 18% from $105.5 million in the same period last year. Gross profit for the ES segment was $108.3 million in the first nine months of 2018, up from $92.5 million in the first nine months of 2017. T&D gross margin for the ES segment was 42% for the first nine months of 2018 compared to 38% for the prior year, reflecting the March 2017 shutdown of one of our large treatment facilities due to severe wind damage. Gross profit for the FIS segment in the first nine months of 2018 was $16.1 million, up from $13.0 million in the first nine months of 2017. Gross margin for the FIS segment was 14% in the first nine months of 2018, compared to 13% in the first nine months of 2017.

SG&A expense for the first nine months of 2018 was $67.0 million, compared with $62.2 million in the same period last year.  The increase in SG&A expense was primarily due to higher labor and incentive compensation and higher professional consulting services, partially offset by lower property taxes.

Operating income for the first nine months of 2018 was $53.7 million, up 24% from $43.3 million in the first nine months of 2017. Excluding the non-cash goodwill and intangible asset impairment charge of $3.7 million taken in the third quarter of 2018 associated with our mobile solvent recycling business, operating income increased 32% over the first nine months of 2017.

Net interest expense for the first nine months of 2018 was $8.7 million, down from $15.3 million in the first nine months of 2017.  Interest expense for the first nine months of 2017 included the non-cash charge of $5.5 million associated with the write-off of deferred financing fees related to the refinancing of our former credit facility in April 2017.  Excluding the non-cash deferred financing fees charge, interest expense decreased compared to the first nine months of 2017 as a result of a lower interest rate on our new credit facility.

The Company’s consolidated effective income tax rate for the first nine months of 2018 was 23.7%, down from 36.0% for the first nine months of 2017. This decrease is primarily due to tax reform passed in the fourth quarter of 2017, which reduced the U.S. corporate tax rate from 35% to 21%. The decrease was also partially due to one-time discrete adjustments related to tax planning resulting in the amendment of prior year income tax returns.

Net income for the first nine months of 2018 was $35.9 million, or $1.63 per diluted share, compared to $18.6 million, or $0.85 per diluted share, in the first nine months of 2017. Adjusted earnings per share was $1.67 per diluted share in the first nine months of 2018, an increase of 69% over the $0.99 per diluted share for the first nine months of 2017. Adjusted EBITDA for the first nine months of 2018 was $91.8 million, up 18% from $78.1 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2018 OUTLOOK

“Results for the first nine months of 2018 are consistent with our expectations for an improving industrial economy and reflect strong improvement over a challenging first nine months of 2017 due to weather related events,” commented Feeler.  “Our Base Business continues to lead the way with strong growth. We have also experienced continued success securing Event Business opportunities to add to our pipeline. This has helped offset lower than anticipated shipments from one of our multi-year cleanup sites in the first nine months of 2018. In our Field and Industrial Services segment, we have seen growth accelerate, particularly in the Total Waste Management and Small Quantity Generation areas. As a result of continued strong results expected in the fourth quarter and the anticipated contribution from our recently acquired field and industrial services business based in Dallas, Texas, we now expect that our 2018 full year adjusted EBITDA will range from $125 million to $130 million. This is an increase from our previous 2018 adjusted EBITDA guidance of $122 million to $128 million. Adjusted earnings per share is now expected to range from $2.28 to $2.44 for the full year 2018 up from our previous guidance of $2.15 to $2.34 per share.”

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2018
(in thousands)	Low	High

Net Income	$49,400	$53,050
Income tax expense	16,174	17,224
Interest expense	11,766	11,766
Interest income	(109)	(109)
Foreign currency (gain) loss	456	456
Other income	(3,081)	(3,081)
Depreciation and amortization of plant and equipment	27,987	28,287
Amortization of intangible assets	9,973	9,973
Accretion and non-cash adjustments of closure & post-closure obligations	4,323	4,323
Stock-based compensation	4,445	4,445
Impairment charges	3,666	3,666
Adjusted EBITDA	$125,000	$130,000

The following table reconciles our projected diluted earnings per share to our projected adjusted diluted earnings per share range:

	For the Year Ending December 31, 2018
	Low	High

Earnings per diluted share	$2.24	$2.40

Adjustments:
Plus: Impairment charges	0.17	0.17
Less: TX land easement gain	(0.07)	(0.07)
Less: Discrete income tax adjustments	(0.08)	(0.08)
Plus: Business development costs	0.01	0.01
Non-cash foreign currency translation (gain) loss	0.01	0.01

As Adjusted	$2.28	$2.44

DIVIDEND

On October 1, 2018, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 19, 2018. The $4.0 million dividend was paid on October 26, 2018.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, November 2, 2018 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 9, 2018 by calling 877-344-7529 or 412-317-0088 and using the passcode 10125411.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best–in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to repurchase shares or pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" sections of our annual and quarterly reports could harm our business, prospects, operating results, and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Environmental Services	$107,197	$97,661	$292,628	$268,555
Field & Industrial Services	44,219	36,393	115,759	101,790

Total	151,416	134,054	408,387	370,345

Gross profit
Environmental Services	39,930	33,146	108,281	92,506
Field & Industrial Services	7,370	4,587	16,138	12,996

Total	47,300	37,733	124,419	105,502

Selling, general & administrative expenses
Environmental Services	5,725	7,074	16,926	18,066
Field & Industrial Services	2,759	2,318	7,470	7,586
Corporate	15,165	13,052	42,641	36,506

Total	23,649	22,444	67,037	62,158

Impairment Charges
Environmental Services	3,666	-	3,666	-

Operating income	19,985	15,289	53,716	43,344

Other income (expense):
Interest income	34	18	97	49
Interest expense	(3,066)	(2,783)	(8,782)	(15,387)
Foreign currency gain (loss)	(303)	275	(456)	521
Other	177	234	2,493	537

Total other expense	(3,158)	(2,256)	(6,648)	(14,280)

Income before income taxes	16,827	13,033	47,068	29,064
Income tax expense	3,400	4,668	11,178	10,465

Net income	$13,427	$8,365	$35,890	$18,599

Earnings per share:
Basic	$0.61	$0.38	$1.64	$0.86
Diluted	$0.61	$0.38	$1.63	$0.85

Shares used in earnings
per share calculation:
Basic	21,928	21,774	21,866	21,750
Diluted	22,099	21,931	22,027	21,893

Dividends paid per share	$0.18	$0.18	$0.54	$0.54

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2018	December 31, 2017
Assets

Current Assets:
Cash and cash equivalents	$26,076	$27,042
Receivables, net	137,956	110,777
Prepaid expenses and other current assets	11,834	9,138
Income tax receivable	7,883	-
Total current assets	183,749	146,957

Property and equipment, net	246,637	234,432
Restricted cash and investments	4,897	5,802
Intangible assets, net	216,754	222,812
Goodwill	196,379	189,373
Other assets	4,758	2,700
Total assets	$853,174	$802,076

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$15,006	$14,868
Deferred revenue	12,072	8,532
Accrued liabilities	37,168	22,888
Accrued salaries and benefits	15,757	14,242
Income tax payable	-	2,970
Current portion of closure and post-closure obligations	2,401	2,330
Total current liabilities	82,404	65,830

Long-term closure and post-closure obligations	75,847	73,758
Long-term debt	277,000	277,000
Other long-term liabilities	1,292	3,828
Deferred income taxes, net	62,790	57,583
Total liabilities	499,333	477,999

Commitments and contingencies

Stockholders’ Equity

Common stock	220	218
Additional paid-in capital	182,737	177,498
Retained earnings	179,585	155,533
Treasury stock	(370)	(68)
Accumulated other comprehensive loss	(8,331)	(9,104)
Total stockholders’ equity	353,841	324,077
Total liabilities and stockholders’ equity	$853,174	$802,076

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities:
Net income	$35,890	$18,599
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property and equipment	20,991	21,007
Amortization of intangible assets	6,925	7,586
Accretion of closure and post-closure obligations	3,242	3,245
Impairment charges	3,666	-
Unrealized foreign currency loss (gain)	899	(1,500)
Deferred income taxes	4,730	(1,011)
Share-based compensation expense	3,272	2,954
Net loss (gain) on disposition of assets	(57)	287
Unrecognized tax benefits	674	-
Amortization and write-off of debt issuance costs	607	5,806
Amortization and write-off of debt discount	-	667
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	(27,573)	(20,142)
Income tax receivable	(7,878)	1,592
Other assets	(2,355)	(2,638)
Accounts payable and accrued liabilities	11,218	6,174
Deferred revenue	3,579	4,228
Accrued salaries and benefits	1,576	2,676
Income tax payable	(2,884)	1,112
Closure and post-closure obligations	(1,026)	(1,277)
Net cash provided by operating activities	55,496	49,365

Cash Flows From Investing Activities:
Purchases of property and equipment	(25,791)	(26,354)
Business acquistion	(21,253)	-
Purchases of restricted investments	(673)	(400)
Proceeds from sale of restricted investments	583	402
Proceeds from sale of property and equipment	307	957
Net cash used in investing activities	(46,827)	(25,395)

Cash Flows From Financing Activities:
Payments on long-term debt	-	(287,040)
Proceeds from long-term debt	-	281,000
Payments on short-term borrowings	-	(13,438)
Proceeds from short term borrowings	-	11,260
Dividends paid	(11,839)	(11,778)
Deferred financing costs paid	-	(2,967)
Proceeds from exercise of stock options	2,427	1,050
Payment of equipment financing obligations	(326)	(268)
Other	(313)	(121)
Net cash used in financing activities	(10,051)	(22,302)

Effect of foreign exchange rate changes on cash	(578)	588

Increase (decrease) in Cash and cash equivalents and restricted cash	(1,960)	2,256

Cash and cash equivalents and restricted cash at beginning of period	28,799	8,722

Cash and cash equivalents and restricted cash at end of period	$26,839	$10,978

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, stock-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2018 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and nine months ended September 30, 2018 and 2017:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net Income	$13,427	$8,365	$35,890	$18,599
Income tax expense	3,400	4,668	11,178	10,465
Interest expense	3,066	2,783	8,782	15,387
Interest income	(34)	(18)	(97)	(49)
Foreign currency (gain) loss	303	(275)	456	(521)
Other income	(177)	(234)	(2,493)	(537)
Impairment charges	3,666	-	3,666	-
Depreciation and amortization of plant and equipment	7,342	7,386	20,991	21,007
Amortization of intangible assets	2,327	2,300	6,925	7,586
Stock-based compensation	1,193	995	3,272	2,954
Accretion and non-cash adjustments of closure & post-closure obligations	1,087	1,090	3,242	3,245
Adjusted EBITDA	$35,600	$27,060	$91,812	$78,136

Business development expenses	189	330	218	383
Pro Forma adjusted EBITDA	$35,789	$27,390	$92,030	$78,519

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the impact of discrete income tax adjustments, the after-tax impact of the gain on the issuance of a property easement, the after-tax impact of non-cash write-off of deferred financing fees related to our former credit agreement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets associated with its mobile recycling business. The property easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use. The discrete income tax adjustments relate to the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.  The non-cash write-off of deferred financing fees relates to the write-off of the remaining unamortized fees associated with our former credit agreement which was refinanced in April 2017. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, the discrete income tax adjustments, the gain on issuance of a property easement, the after-tax impact of the non-cash write off of deferred financing fees, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2018 and 2017:

(in thousands, except per share data)	Three Months Ended September 30,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$16,827	$(3,400)	$13,427	$0.61	$13,033	$(4,668)	$8,365	$0.38

Adjustments:
Plus: Impairment charges	3,666	-	3,666	0.17	-	-	-	-
Less: Discrete income tax adjustments	-	(1,704)	(1,704)	(0.08)	-	-	-	-
Plus: Business development costs	189	(51)	138	-	330	(118)	212	0.01
Non-cash foreign currency translation gain	(92)	25	(67)	-	(682)	244	(438)	(0.02)

As Adjusted	$20,590	$(5,130)	$15,460	$0.70	$12,681	$(4,542)	$8,139	$0.37

Shares used in earnings per diluted share calculation			22,099				21,931

(in thousands, except per share data)	Nine Months Ended September 30,
	2018				2017
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$47,068	$(11,178)	$35,890	$1.63	$29,064	$(10,465)	$18,599	$0.85

Adjustments:
Plus: Impairment charges	3,666	-	3,666	0.17	-	-	-	-
Less: TX land easement gain	(1,990)	512	(1,478)	(0.07)	-	-	-	-
Less: Discrete income tax adjustments	-	(1,704)	(1,704)	(0.08)	-	-	-	-
Plus: Non-cash write-off of deferred financing fees related to former credit agreement	-	-	-	-	5,461	(1,966)	3,495	0.16
Plus: Business development costs	218	(59)	159	0.01	383	(138)	245	0.01
Non-cash foreign currency translation (gain) loss	370	(100)	270	0.01	(1,197)	431	(766)	(0.03)

As Adjusted	$49,332	$(12,529)	$36,803	$1.67	$33,711	$(12,138)	$21,573	$0.99

Shares used in earnings per diluted share calculation			22,027				21,893

Contact:
Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com   www.usecology.com